FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS STRONG FIRST-QUARTER RESULTS
AND INCREASES ANNUAL GUIDANCE

PROVO, Utah — April 26, 2018 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced first-quarter financial results and increased its annual guidance.

Executive Summary
Q1 2018 vs. Prior-Year Quarter
Revenue:	$616.2 million, +24% • +7% fx impact
Earnings Per Share (EPS):	$0.64, which includes a $0.12 negative impact associated with the settlement of a convertible note and a $0.03 charge from purchase accounting, compared to $0.51
Sales Leaders:	63,500, +16%
Customers:	1,086,000, +11%

"We delivered strong first-quarter results highlighted by 24 percent growth in revenue, which included a 7 percent foreign currency benefit," said Ritch Wood, chief executive officer. "Our revenue growth was driven by an 11 percent increase in customers and a 16 percent improvement in the number of sales leaders. We are encouraged by the early execution of our growth strategy centered on engaging platforms, enabling products and empowering programs."

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Nu Skin Enterprises, Inc.
 April 26, 2018

Q1 2018 Year-Over-Year Operating Results
Revenue:	$616.2 million compared to $499.1 million
Gross Margin:	76.3% compared to 77.7% • Gross margin of core Nu Skin business was 77.9%
Selling Expenses:	41.8% of revenue compared to 41.9%
G&A Expenses:	24.9% of revenue compared to 26.6%
Operating Margin:	9.6% compared to 9.3%
Other Income / (Expense):	$1.2 million income compared to ($4.6) million expense
Income Tax Rate:	41.0% compared to 34.1%
EPS:	$0.64, which includes a $0.12 impact associated with the settlement of a convertible note and a $0.03 charge from purchase accounting, compared to $0.51

Stockholder Value
Dividend Payments:	$19.8 million
Stock Repurchases:	$17.4 million; $110.6 million remaining in authorization

Q2 and Full-Year 2018 Outlook
Q2 2018 Revenue:	$630 to $650 million, 15% to 18% growth • Approximately +5% fx impact
Q2 2018 EPS:	$0.86 to $0.91 which includes an estimated $0.05 purchase accounting charge
2018 Revenue:	$2.51 billion to $2.56 billion, 10% to 12% growth • Approximately +3% fx impact
2018 EPS	$3.45 to $3.65 which includes the first quarter $0.12 convertible note impact and an estimated $0.16 purchase accounting charge for the year

"Based on the strength of first-quarter results and our initiatives for the remainder of the year, we are increasing our annual revenue guidance by $70 million," said Wood. "We remain focused on building momentum and executing our customer growth strategy by increasing social sharing capabilities with additional training and tools, driving innovation with ageLOC LumiSpa and other new products, and continuing the roll out of Velocity, our enhanced sales compensation program."
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Nu Skin Enterprises, Inc.
 April 26, 2018

"We generated 24 percent year-over-year revenue growth and strong earnings performance in the quarter," said Mark Lawrence, chief financial officer. "As previously disclosed, we incurred a charge associated with the early conversion of our convertible note, which was not included in our original guidance and negatively impacted first-quarter earnings by $0.12 per share. In addition, due to purchase accounting, we incurred a $0.03 charge related to the amortization of intangibles from our recent acquisitions.
"For the year, we are increasing our annual revenue guidance to $2.51 billion to $2.56 billion with earnings per share of $3.45 to $3.65. This earnings guidance reflects the $0.12 negative impact related to the convertible note and approximately $0.16 of estimated amortization of intangibles from the acquisitions which were not included in our previous guidance. The most significant impact of the amortization will be in 2018. We are projecting second-quarter revenue of $630 to $650 million and earnings per share of $0.86 to $0.91," concluded Lawrence.
Conference Call
The Nu Skin management team will host a conference call with the investment community on April 26, 2018, at 5 p.m. (ET). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through May 10, 2018.

About Nu Skin Enterprises, Inc.
Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. The ageLOC brand has generated a loyal following for such products as the ageLOC LumiSpa skin cleansing and treatment device, ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.

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Nu Skin Enterprises, Inc.
April 26, 2018

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, strategies and initiatives; projections regarding revenue, earnings per share, foreign currency fluctuations, tax rates and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "continue," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.
The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•
risk that direct selling laws and regulations in any of our markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•	any failure of current or planned initiatives or products to generate interest among the company's sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•	uncertainties regarding the future financial performance of the company's recent acquisitions;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if the company over-forecasts demand for a product or changes its planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	unpredictable economic conditions and events globally;
•
uncertainties related to interpretation of, and forthcoming regulations under, the recently enacted U.S. tax reform legislation; the company's future tax-planning initiatives; any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States; and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
April 26, 2018

Non-GAAP Financial Measures: Constant-currency revenue growth is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company's performance. It is calculated by translating the current period's revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's revenue.

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Nu Skin Enterprises, Inc.
 April 26, 2018

The Company's revenue results by segment for the three-month periods ended March 31 are presented in the following table (in thousands).

	2018	2017	% Change	Constant Currency % Change

Mainland China	$197,531	$150,004	32%	22%
Americas/Pacific	92,289	71,425	29%	32%
South Korea	88,930	82,471	8%	1%
Southeast Asia	70,860	63,025	12%	7%
Japan	63,224	61,156	3%	(2%)
EMEA	44,981	34,064	32%	15%
Hong Kong/Taiwan	40,992	35,948	14%	11%
Other	17,412	1,006	1,631%	1,631%
Total	$616,219	$499,099	24%	17%

The company's Customers and Sales Leaders statistics by segment for the three-month periods ended March 31 are presented in the following table.

	2018		2017		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Mainland China	200,000	27,000	176,000	19,100	14%	41%
Americas/Pacific	246,000	8,200	191,000	6,900	29%	19%
South Korea	179,000	7,300	189,000	8,000	(5%)	(9%)
Southeast Asia	118,000	6,600	98,000	6,200	20%	6%
Japan	129,000	6,200	132,000	6,400	(2%)	(3%)
EMEA	142,000	4,300	124,000	4,100	15%	5%
Hong Kong/Taiwan	72,000	3,900	70,000	3,900	3%	—

Total	1,086,000	63,500	980,000	54,600	11%	16%

"Customers" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

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Nu Skin Enterprises, Inc.
 April 26, 2018

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2018 and 2017
(in thousands, except per share amounts)

	2018	2017

Revenue	$616,219	$499,099

Cost of sales	146,281	111,266

Gross profit	469,938	387,833

Operating expenses:
Selling expenses	257,702	209,008
General and administrative expenses	153,246	132,563
Total operating expenses	410,948	341,571

Operating income	58,990	46,262

Other income (expense), net	1,207	(4,567)
Income before provision for income taxes	60,197	41,695
Provision for income taxes	24,658	14,206

Net income	$35,539	$27,489

Net income per share:
Basic	$0.66	$0.52
Diluted	$0.64	$0.51

Weighted average common shares outstanding:
Basic	53,997	52,678
Diluted	55,959	54,057

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Nu Skin Enterprises, Inc.
 April 26, 2018

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$421,484	$426,399
Current investments	8,615	11,847
Accounts receivable	54,014	33,196
Inventories, net	282,983	253,454
Prepaid expenses and other	66,705	52,893
	833,801	777,789

Property and equipment, net	508,476	464,587
Goodwill	187,423	114,954
Other intangible assets, net	100,601	67,647
Other assets	144,368	164,895
Total assets	$1,774,669	$1,589,872

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$62,253	$50,341
Accrued expenses	309,536	319,189
Current portion of long-term debt	362,659	77,840
	734,448	447,370

Long-term debt	107,275	310,790
Other liabilities	133,818	127,116
Total liabilities	975,541	885,276

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	523,233	466,349
Treasury stock, at cost	(1,280,586)	(1,304,694)
Accumulated other comprehensive loss	(55,474)	(66,318)
Retained earnings	1,611,864	1,609,168
	799,128	704,596
Total liabilities and stockholders' equity	$1,774,669	$1,589,872

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Nu Skin Social Media Channels
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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com,  (801) 345-3577